Exhibit 99.1

Bioanalytical Systems, Inc., doing business as Inotiv,

Appoints Greg Beattie as Chief Operating Officer

WEST LAFAYETTE, IN, February 11, 2021 -- Bioanalytical Systems, Inc. (NASDAQ:BASI) (the “Company”, “We”, “Our” or “Inotiv”), doing business as Inotiv, a leading provider of nonclinical and analytical contract research services, today announced the appointment of Greg Beattie as Chief Operating Officer of the Company, effective February 15, 2021.

Mr. Beattie brings more than 30 years of contract research experience to the Company, including more than two decades in operational leadership roles at Charles River Laboratories, where he drove growth and profitability across multiple business units. During his career at Charles River Laboratories, Mr. Beattie held Corporate Vice President positions leading business units within all three of Charles River Laboratories’ segments of operations (Discovery and Safety Assessment, Research Models and Services and Manufacturing Support). In these roles, Mr. Beattie was responsible for driving operational performance for divisions with revenue in excess of $100 million. Among his most significant accomplishments was leadership of the design, construction and staffing of one of the largest preclinical facilities in the world in Reno, Nevada. Mr Beattie also led a new business venture (Charles River Accelerator and Development Lab), and integrated an expanding Biologics Testing Solutions business.

Mr. Beattie holds a Bachelor of Science degree in Biology from McGill University and a Master of Science degree in Experimental Health Sciences from Université du Quebéc, and graduated from the Kellog Management Institute program at Northwestern University. Mr. Beattie held certification as Diplomate of the American Board of Toxicology (DABT) between 1999 and 2019.

“We continue to attract high-caliber leaders to our team and look forward to welcoming Greg as another talented member of Inotiv,” said Robert Leasure, Jr., the Company's President and Chief Executive Officer. “He is an accomplished executive with a proven industry track record, and brings extensive experience in strategic planning, process improvement, enterprise-wide system implementation, leadership development and team building.”

Mr. Beattie commented, “I am very excited to join Inotiv at this pivotal point in its growth trajectory and I look forward to helping the team drive value-creation for our stakeholders. Inotiv has a reputation for outstanding talent, a strong client-service orientation and a winning culture, which should provide an excellent foundation to continue to build upon.”

About the Company

Bioanalytical Systems, Inc., doing business as Inotiv, is a pharmaceutical development company providing contract research services and monitoring instruments to emerging pharmaceutical companies and the world's leading drug development companies and medical research organizations. The Company focuses on developing innovative services supporting its clients’ discovery and development objectives for improved decision-making and accelerated goal attainment. The Company’s products focus on increasing efficiency, improving data, and reducing the cost of taking new drugs to market. Visit inotivco.com for more information about the Company.

This release may contain forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to changes in the market and demand for our products and services, the development, marketing and sales of products and services, changes in technology, industry and regulatory standards, the timing of acquisitions and the successful closing, integration and business and financial impact thereof, the impact of the COVID-19 pandemic on the economy, demand for our services and products and our operations, including the measures taken by governmental authorities to address the pandemic, which may precipitate or exacerbate other risks and/or uncertainties and various other market and operating risks, including those detailed in the Company's filings with the U.S. Securities and Exchange Commission.

Company Contact	Investor Relations

Bioanalytical Systems, Inc., dba Inotiv	The Equity Group Inc.
Beth A. Taylor, Chief Financial Officer	Kalle Ahl, CFA
(765) 497-8381	(212) 836-9614
btaylor@inotivco.com	kahl@equityny.com

Devin Sullivan
(212) 836-9608
dsullivan@equityny.com